NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 03, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 21, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Mosaic Acquisition Corp. and Vivint Smart Home, Inc. became effective on January 17, 2020. As part of the merger, each Unit, consisting of one share of Class A Common Stock and one-third of one Warrant, were separated into its component, Class A Common Stock of Vivint Smart Home, Inc. and Warrants of Vivint Smart Home, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 21, 2020.